PNM Resources Underwriting Syndicate Members

Lehman Brothers Inc.
Merrill Lynch & Co.
Morgan Stanley & Co.
Banc of America Securities LLC
Citigroup Global Markets, Inc.
JP Morgan Securities Inc.
Robert W. Baird & Co.
RBC Capital Markets
Wachovia Securities.